Exhibit 99.1

Vantage Drilling International Reports Third Quarter Results for 2019

HOUSTON, November 7, 2019 (GLOBE NEWSWIRE) -- Vantage Drilling International ("Vantage" or the “Company”) reported a net loss attributable to controlling interest of approximately $25.7 million or $5.14 per share for the three months ended September 30, 2019 compared to a net loss attributable to controlling interest of $26.1 million or $5.21 per share for the three months ended September 30, 2018.

As of September 30, 2019, Vantage had approximately $825.1 million in cash, including $10.4 million of restricted cash, compared to $239.4 million in cash, including $14.4 million of restricted cash at December 31, 2018.

Ihab Toma, CEO, commented. “I am very pleased to report that we continue to increase our backlog at higher effective day rates while remaining laser focused on delivering superior results to our customers.  This addition to backlog reflects the confidence our customers have in us, and the excellent safety and operational performance our teams are delivering to them.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships and five premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.  Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

     Thomas J. Cimino

     Chief Financial Officer

     Vantage Drilling International

     (281) 404-4700

Vantage Drilling International
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Contract drilling services	$35,830	$59,034	$101,575	$165,813
Contract termination revenue	—	—	594,029	—
Reimbursables and other	4,814	5,522	15,978	16,868
Total revenue	40,644	64,556	711,582	182,681
Operating costs and expenses
Operating costs	37,915	43,307	114,538	128,943
General and administrative	6,644	9,303	86,014	22,935
Depreciation	18,459	17,638	55,491	53,217
Total operating costs and expenses	63,018	70,248	256,043	205,095
Income (loss) from operations	(22,374)	(5,692)	455,539	(22,414)
Other income (expense)
Interest income	4,245	533	113,614	974
Interest expense and other financing charges	(10,465)	(19,439)	(36,715)	(58,122)
Other, net	97	53	221	(1,031)
Total other income (expense)	(6,123)	(18,853)	77,120	(58,179)
Income (loss) before income taxes	(28,497)	(24,545)	532,659	(80,593)
Income tax (benefit) provision	(2,749)	1,515	15,852	8,698
Net income (loss)	(25,748)	(26,060)	516,807	(89,291)
Net loss attributable to noncontrolling interests	(28)	—	(312)	—
Net income (loss) attributable to shareholders	$(25,720)	$(26,060)	$517,119	$(89,291)
Earnings (loss) per share
Basic	$(5.14)	$(5.21)	$102.47	$(17.86)
Diluted	$(5.14)	$(5.21)	$102.14	$(17.86)
Vantage Drilling International
Supplemental Operating Data
(Unaudited, in thousands, except percentages)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating costs and expenses
Jackups	$14,910	$18,112	$46,763	$49,097
Deepwater	18,103	17,927	50,409	59,438
Operations support	3,014	4,119	9,474	10,614
Reimbursables	1,888	3,149	7,892	9,794
	$37,915	$43,307	$114,538	$128,943

Utilization
Jackups	98.4%	98.5%	96.8%	90.9%
Deepwater	41.3%	65.7%	41.0%	61.1%

Vantage Drilling International
Consolidated Balance Sheet
(In thousands, except share and par value information)
(Unaudited)
	September 30, 2019	December 31, 2018

ASSETS
Current assets
Cash and cash equivalents	$814,724	$224,967
Restricted cash	5,637	10,362
Trade receivables	36,467	28,431
Inventory	46,883	45,195
Prepaid expenses and other current assets	19,324	17,278
Total current assets	923,035	326,233
Property and equipment
Property and equipment	1,002,709	996,139
Accumulated depreciation	(263,778)	(208,836)
Property and equipment, net	738,931	787,303
Operating lease right-of-use assets	7,515	-
Other assets	13,470	16,026
Total assets	$1,682,951	$1,129,562

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$46,692	$44,372
Other current liabilities	39,267	17,983
Total current liabilities	85,959	62,355
Long–term debt, net of discount and financing costs of $6,830 and $12,914	1,118,962	1,109,011
Other long-term liabilities	25,426	22,889
Commitments and contingencies
Shareholders' equity
Ordinary shares, $0.001 par value, 50 million shares authorized; 5,000,053 shares issued and outstanding	5	5
Additional paid-in capital	373,972	373,972
Accumulated earnings (deficit)	78,449	(438,670)
Controlling interest shareholders' equity	452,426	(64,693)
Noncontrolling interests	178	-
Total equity	452,604	(64,693)
Total liabilities and shareholders’ equity	$1,682,951	$1,129,562

Vantage Drilling International
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$516,807	$(89,291)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	55,491	53,217
Amortization of debt financing costs	1,217	351
Amortization of debt discount	5,354	37,021
Amortization of contract value	1,643	4,721
PIK interest on the Convertible Notes	5,779	5,735
Share-based compensation expense	1,053	7,777
Deferred income tax expense	59	1,874
Loss (gain) on disposal of assets	109	(1,313)
Changes in operating assets and liabilities:
Trade receivables	(8,036)	6,290
Inventory	(1,688)	544
Prepaid expenses and other current assets	(2,046)	(5,591)
Other assets	3,214	1,230
Accounts payable	2,320	(3,245)
Other current liabilities and other long-term liabilities	11,011	(6,839)
Net cash provided by operating activities	592,287	12,481
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(7,229)	(8,275)
Down payment on Soehanah acquisition	—	(15,000)
Proceeds from sale of Vantage 260	—	4,703
Net cash used in investing activities	(7,229)	(18,572)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	—	(5,815)
Contributions from holders of noncontrolling interest	1,181	—
Debt issuance costs	(487)	—
Net cash provided by (used in) financing activities	694	(5,815)
Net increase (decrease) in unrestricted and restricted cash and cash equivalents	585,752	(11,906)
Unrestricted and restricted cash and cash equivalents—beginning of period	239,387	195,455
Unrestricted and restricted cash and cash equivalents—end of period	$825,139	$183,549